================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              NEWPORT CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

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Notes:

                              NEWPORT CORPORATION
                               1791 Deere Avenue
                            Irvine, California 92606

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 May 17, 2000

                            ------------------------

To the Stockholders of Newport Corporation:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Newport Corporation will be held at the Corporate Headquarters, 1791 Deere Avenue, Irvine, California, on May 17, 2000, at 10:00 a.m., for the purpose of considering and acting upon the following:

  1.  To elect two Class IV Directors to serve for four years.

  2. To amend the Articles of Incorporation to increase the number of authorized common shares to 75 million from 20 million.

  3. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2000.

  4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only stockholders of record at the close of business March 31, 2000, will be entitled to notice of and to vote at the meeting.

  All stockholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the enclosed envelope. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.


                              By order of the Board of Directors



                              Robert C. Hewitt
                              Secretary

Irvine, California
April 14, 2000


              Please sign and return the enclosed Proxy promptly.

                              NEWPORT CORPORATION
                               1791 Deere Avenue
                           Irvine, California 92606

                           ------------------------
                                PROXY STATEMENT
                           ------------------------


Solicitation and Revocation of Proxies

     The enclosed Proxy is solicited by the Board of Directors of Newport Corporation (the "Company" or "Newport") for use in connection with the Annual Meeting of Stockholders to be held at the Corporate Headquarters, 1791 Deere Avenue, Irvine, California on Wednesday, May 17, 2000, at 10:00 a.m., and at any and all adjournments thereof for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.

     The persons named as proxies were designated by the Board of Directors (the "Board") and are officers or directors of the Company. Any Proxy may be revoked or superseded by executing a later Proxy or by giving notice of revocation in writing prior to, or at, the Annual Meeting, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not in and of itself constitute revocation of the Proxy. All Proxies that are properly completed, signed and returned to the Company prior to the meeting, and not revoked, will be voted in accordance with the instructions given in the Proxy. If a choice is not specified in the Proxy, the Proxy will be voted FOR election of the director nominees listed below (Proposal 1); FOR amendment to the Articles of Incorporation to increase authorized common shares to 75 million from 20 million (Proposal 2); and FOR ratification of the Company's appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2000 (Proposal 3). An automated system administered by the Company's transfer agent will tabulate votes cast for the Annual Meeting. A majority of shares entitled to vote, represented in person or by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present, and each is tabulated separately. In determining whether a proposal has been approved, abstentions are counted as votes against a proposal and broker non-votes are not counted.

     If any other matters are properly presented at the Annual Meeting for action, the persons named in the enclosed form of proxy will have discretion to vote on such matters in accordance with their best judgment. The Company does not know of any matters other than those set forth above that will be presented at the Annual Meeting.

     This Proxy Statement and the accompanying Proxy are being mailed to stockholders on or about April 14, 2000. The entire cost of the solicitation of Proxies will be borne by the Company. It is contemplated that this solicitation will be primarily by mail. In addition, some of the officers, directors and employees of the Company may solicit Proxies personally or by telephone, fax, telegraph or cable. The Company has retained D.F. King & Co. to assist in the solicitation of Proxies for a fee estimated to be $5,000, plus out-of-pocket expenses. In addition, the Company has agreed to indemnify D.F. King & Co. against any losses or liabilities arising out of D.F. King & Co.'s fulfillment of the contract, except for such losses or liabilities arising out of D.F. King & Co.'s own negligence or willful misconduct.

Voting at the Meeting

     As of March 31, 2000, the record date of the meeting, the Company had outstanding 9,391,047 shares of Common Stock. Each share of Common Stock is entitled to one vote. A majority of the shares of the Company's Common Stock present or represented and entitled to vote at the meeting is required to approve each proposal presented at the meeting.

                                 PROPOSAL ONE
                             ELECTION OF DIRECTORS

     The Articles of Incorporation (the "Articles") of the Company provide that the members of the Company's Board be divided into four classes serving staggered four-year terms. The Articles also provide that there shall be not less than five and not more than nine directors, the exact number to be fixed from time to time by the Board of Directors. The current authorized number is seven. One class of directors is elected each year for a term extending to the fourth succeeding Annual Meeting after such election.

     At the 2000 Annual Meeting, two directors, constituting the Class IV directors, will be elected to hold office for a term expiring at the Annual Meeting in 2004.

     It is the intention of the persons named in the enclosed Proxy to vote to elect R. Jack Aplin and Richard E. Schmidt as the Class IV directors to serve for a term expiring at the Annual Meeting in 2004. Mr. Aplin is currently a Class II director, serving for a term extending until the 2002 Annual Meeting. Upon his election as a Class IV director, there will be one vacancy in Class II and the Board is seeking candidates to fill such vacancy. Such vacancy is not eligible to be filled at the 2000 Annual Meeting. The five remaining directors will continue in office, in accordance with their previous elections, until the expirations of the terms of the classes at the 2001, 2002 or 2003 Annual Meetings, as the case may be.

     The holders of a plurality of the shares of the Company's Common Stock present or represented and entitled to vote at the meeting shall have the right to elect the directors. The Proxies may not be voted for a greater number of persons than the number of nominees named.

     The nominees have indicated that they are willing and able to serve as directors if elected. If the nominees should become unable or unwilling to serve, it is the intention of the persons designated as proxies to vote instead, in their discretion, for such other persons as may be designated as nominees by the Board.

     The Board of Directors recommends a vote "FOR" the nominees listed below.


                                   Class IV
          (Directors nominated for office with term expiring in 2004)

        Name           Principal Occupation             Age              Director Since
        ----           --------------------             ---              ---------------
R. Jack Aplin           Independent Investor             68                   1989
Richard E. Schmidt      Independent Investor             68                   1991

     From 1989 to the present Mr. Aplin has been an independent investor. Mr. Aplin was Chairman of the Board, President and Chief Executive Officer of Spectramed, Inc., an international medical products company, from 1986 to 1989.

     Mr. Schmidt joined the Company as Chairman and Chief Executive Officer in September 1991. From August 1993 until February 1995 and from November 1995 until May 1996, he held the additional position as President. Mr. Schmidt retired from the positions of President and Chief Executive Officer in May 1996 and from the position of Chairman in June 1997. In September 1984, he left Warner-Lambert Company, an international medical and consumer products company, to become President and Chief Executive Officer of Milton Roy Company, an international manufacturer of measuring instruments and systems and, in 1986, he became Chairman. He held that position until December 1990 when Milton Roy was acquired by Sundstrand Corporation, an aerospace and power transmission corporation. Prior to joining the Company he served as a consultant to Sundstrand Corporation.

Biographical Information for Directors Continuing in Office

     Biographical information follows for each of the other directors of the Company whose present terms will continue after the 2000 Annual Meeting.

                                    Class I
          (Directors continuing in office with term expiring in 2001)

     Name                      Principal Occupation                                    Age               Director Since
     ----                      --------------------                                   ---               --------------
Robert G. Deuster         Chairman, President and Chief Executive Officer               49                1996
John T. Subak             Counsel, Dechert Price & Rhoads                               71                1992

     Mr. Deuster joined the Company as President and Chief Executive Officer in May 1996 and, in June 1997, became Chairman of the Board. From 1985 to 1996 Mr. Deuster served in various senior management positions at Applied Power, Inc., an international manufacturer of electrical and hydraulic products, serving as Senior Vice President of the Distributed Products Group from 1994 to 1996, President of the Barry Controls Division from 1989 to 1994, President of the APITECH Division from 1986 to 1989 and Vice President of Sales and Marketing of the Enerpac Division from 1985 to 1986. From 1975 to 1985, he held engineering and marketing management positions at General Electric Company's Medical Systems Group.

     Mr. Subak served as Counsel for Dechert Price & Rhoads, a national law firm, since January 1994. From 1976 to 1994 Mr. Subak was Director, Group Vice President and General Counsel for Rohm and Haas Company, an international chemical products company.

                                   Class II
           (Director continuing in office with term expiring in 2002)

     Name               Principal Occupation                                 Age              Director Since
     ----               --------------------                                 ---              --------------
Robert L. Guyett        President and Chief Executive Officer, Crescent       63                   1990
                         Management Enterprises,  LLC

     Since April 1996, Mr. Guyett has been President and Chief Executive Officer of Crescent Management Enterprises, LLC, a financial management and investment advisory services firm. From May 1995 to December 1996, he was a consultant to Engelhard Corporation, an international specialty chemical and precious metals company. Between September 1991 and May 1995, Mr. Guyett served as Senior Vice President and Chief Financial Officer and a member of the Board of Directors of Engelhard Corporation. From January 1987 to September 1991 he was the Senior Vice President and Chief Financial Officer and a member of the Board of Directors of Fluor Corporation, an international engineering and construction firm. Mr. Guyett also currently serves as the Treasurer and a Director of the Christopher Reeve Paralysis Foundation.

                                   Class III
          (Directors continuing in office with term expiring in 2003)

       Name               Principal Occupation                          Age              Director Since
       ----               --------------------                          ---              --------------
C. Kumar N. Patel      Professor of Physics, University of California     61                  1986
                        at Los Angeles
Kenneth F. Potashner   President, Chief Executive Officer and             42                  1999
                        Chairman, S3 Incorporated

  Dr. Patel was elected to the Board in January 1986. Dr. Patel was Vice Chancellor-Research, University of California at Los Angeles from 1993 to 1999, and in January 2000 he was appointed to the position of Professor of Physics. Previously he was Executive Director - Research, Materials Science, Engineering and Academic Affairs Division at AT&T Bell Laboratories, a telecommunications corporation, since 1987 and for six years previously was Executive Director, Physics and Academic Affairs Division. He joined Bell Laboratories in 1961.

     Mr. Potashner was appointed to the Board in October 1998. He has held his current position with S3 Incorporated, a supplier of multimedia acceleration hardware and associated software, since November 1998. Mr. Potashner is also Chairman of the Board of Directors of Maxwell Technologies, Inc., a manufacturer of pulsed power based systems and components. From 1996 to October 1998 he was also President and Chief Executive Officer of Maxwell Technologies. Mr. Potashner was Executive Vice President and General Manager of Disk Drive Operations for Conner Peripherals, a storage system corporation, from 1994 to 1996. From 1991 to 1994, he was Vice President, Worldwide Product Engineering for Quantum Corporation, a disk drive corporation. From 1981 to 1991, he held various engineering management positions with Digital Equipment Corporation, a computer corporation, culminating in the position as Vice President of Worldwide Product Engineering in 1991.

  The following directors presently serve as directors of the following public corporations:

         Robert L. Guyett         Maxwell Technologies, Inc.

         Kenneth F. Potashner     S3 Incorporated; and Maxwell Technologies,
                                   Inc.

         Richard E. Schmidt       Hycor Biomedical Inc., a manufacturer of
                                   medical diagnostic products; and

                                  Labconco Corporation, a manufacturer of
                                   laboratory equipment and ventilation products


  Stockholders may recommend nominees for election as directors by writing to the Chief Executive Officer of the Company.

Committees and Meetings of the Board

  The Board held four meetings during 1999. Each of the directors attended at least 75% of the meetings of the Board and the committees of the Board on which such director served during 1999.

  During 1999 the Audit Committee met two times. The committee, comprised of Messrs. Guyett (Chairman), Patel and Subak, has the responsibility to review and approve the scope and results of the annual audit; to recommend to the Board the appointment of the independent auditors; to review with the independent auditors the Company's financial staff and the adequacy and effectiveness of the Company's systems and internal financial controls; to discuss with management and the independent auditors the content of financial statements presented to stockholders; to review significant changes in accounting policies; to investigate reports of illegal acts involving the Company; and to provide sufficient opportunity for the independent auditors to meet with the committee without management present.

  The Compensation Committee, comprised of Messrs. Aplin (Chairman), Subak and Potashner, held two meetings during 1999. The Compensation Committee has the responsibility for oversight of the Company's stock option plans, reviewing and evaluating the Company's compensation programs and plans, and making recommendations concerning compensation for key personnel and amendments to the stock option and certain compensation plans.

                              EXECUTIVE OFFICERS

  As of March 31, 2000, the Company has seven executive officers elected on an annual basis to serve at the pleasure of the Board:

   Robert G. Deuster                        President and Chief Executive Officer
   Alain Danielo                            Vice President and General Manager, Industrial and
                                              Scientific Technologies Division, European Operations
   Mark V. Edwards                          Vice President and General Manager, Video Metrology
                                              Division
   Robert C. Hewitt                         Vice President, Chief Financial Officer and Secretary
   Dan A. Petrescu                          Vice President and General Manager, Fiber Optics and
                                              Photonics Division
   Robert J. Phillippy                      Vice President and General Manager, Industrial and
                                              Scientific Technologies Division, U.S. Operations
   Gary J. Spiegel                          Vice President, Sales

  A biographical summary regarding Mr. Deuster has been presented earlier. Biographical information on other executive officers follows:

                           Names and Principal Occupation         Age
                           ------------------------------         ---

Alain Danielo                                                      54
 Mr. Danielo joined the Company in January 1995 as President and General Manager of the Company's French subsidiary Micro-Controle S.A. In November 1995 he was elected Vice President with responsibility for the Company's European Operations. In August 1999 he was appointed to the position of Vice President and General Manager, Industrial and Scientific Technologies Division, European Operations. Prior to joining the Company, Mr. Danielo was Managing Director of the Electronics Division of Valeo S.A., an automobile parts company, from 1989 to 1995. From 1985 to 1989 he was General Manager of Molex France S.A.R.L., a manufacturer of electronic components.

Mark V. Edwards                                                    38
 Mr. Edwards joined the Company in February 2000 as Vice President and General Manager of the Company's Video Metrology Division. Prior to joining the Company, Mr. Edwards was director of the Controls, Measurement and Sensing Division of Giddings & Lewis, a manufacturer of metrology equipment, from 1997 to 2000. Prior to joining Giddings & Lewis he was a Vice President with Professional Manufacturing, Inc., a manufacturer of protective headgear, from 1995 to 1997. From 1990 to 1995 he was Vice President of Plastic Trim, Inc., an automotive parts supplier. From 1986 to 1990 he held various positions at Koch Protective Treatments, Inc., an automotive specialty chemicals supplier.

Robert C. Hewitt                                                   54
 Mr. Hewitt joined the Company in January 1987 as Vice President with responsibility for finance. In February 1987, he was elected to the additional positions of Secretary and Treasurer and in January 1989 he was elected Senior Vice President. In February 1995 he was elected to the position of Vice President and Chief Financial Officer. From February 1987 to November 1991 and from February 1994 to November 1996 he served as Treasurer. Prior to joining the Company, Mr. Hewitt held various financial management positions with General Electric Company, an international industrial and consumer products company. In February 2000 Mr. Hewitt announced that he intends to elect early retirement later this year.

Dan A. Petrescu                                                    48
 Mr. Petrescu joined the Company in February 2000 as Vice President and General Manager of the Company's Fiber Optics and Photonics Division. Prior to joining the Company, Mr. Petrescu was director of manufacturing operations for Nortel Networks, Inc., a global leader in telephony, data, eBusiness, and wireless solutions for the Internet. He joined Nortel in 1985 and held various management positions at that company until his promotion to manufacturing operations director in June 1999.

Robert J. Phillippy                                                39
 Mr. Phillippy joined the Company in April 1996 as Vice President and General Manager of the Company's Science and Laboratory Products Division. In August 1999 he was appointed to the position of Vice President and General Manager, Industrial and Scientific Technologies, U.S. Operations. Prior to joining the Company, Mr. Phillippy was Vice President of Channel Marketing at Square D Company, an electrical equipment manufacturer, from 1994 to 1996. He joined Square D Company in 1984 as a sales engineer and held various sales and marketing management positions with that company prior to his election as Vice President in 1994.

Gary J. Spiegel                                                    49
 Mr. Spiegel was elected Vice President with responsibility for domestic sales in June 1992. During 1997 he was assigned additional responsibility for export sales as well as for sales of MikroPrecision Instruments, Inc. Previously, Mr. Spiegel was Vice President, with responsibility for sales and marketing, of Klinger Scientific Corporation, a subsidiary of the Company acquired in June 1991.

                     PRINCIPAL STOCKHOLDERS AND MANAGEMENT

  The following table sets forth certain information as of March 31, 2000, with respect to all those known by the Company to be the beneficial owners of more than 5% of its outstanding common stock, each director, each executive officer named on the Summary Compensation Table and other current executive officers who own shares of common stock, and all directors and current executive officers of the Company as a group:

                                                            Amount and nature of     Percent
          Name and address of beneficial owners            beneficial ownership(1)   of Class
          -------------------------------------            -----------------------   --------
Franklin Resources, Inc..................................            556,830(2)         5.93
777 Mariners Island Boulevard, San Mateo, CA 94403-7777
R. Jack Aplin............................................             13,000(3)           *
Alain Danielo............................................             49,144(4)           *
Robert G. Deuster........................................            201,200(5)         2.11
Mark V. Edwards..........................................                  0              *
Robert L. Guyett.........................................             44,000(6)           *
Robert C. Hewitt.........................................            113,282(7)         1.20
C. Kumar N. Patel........................................             41,983(8)           *
Dan A. Petrescu..........................................             20,000              *
Robert J. Phillippy......................................             34,399(9)           *
Kenneth F. Potashner.....................................             11,642              *
Richard E. Schmidt.......................................            220,754(10)        2.31
Gary J. Spiegel..........................................             37,032(11)          *
John T. Subak............................................             41,900(12)          *
All 13 directors and current executive officers of the
 Company as a group......................................            828,336(13)        8.32
----------------------

 *   Less than one percent.
(1) This column lists voting securities, including restricted stock held by executive officers over which the officers have voting power but no investment power. Otherwise, each beneficial owner has sole voting and investment power with respect to the shares shown as beneficially owned by him, subject to community property laws where applicable, the information contained in the footnotes to this table or otherwise as noted herein.
(2) The information is based upon data provided to the Company including filings made with the Securities and Exchange Commission on Schedules 13D or 13G.
(3)  Consists of 13,000 shares for options exercisable within 60 days.
(4)  Includes 37,500 shares for options exercisable within 60 days.
(5)  Includes 161,250 shares for options exercisable within 60 days.
(6)  Includes 38,000 shares for options exercisable within 60 days.
(7)  Includes 58,000 shares for options exercisable within 60 days.
(8)  Includes 28,000 shares for options exercisable within 60 days.
(9)  Includes 16,250 shares for options exercisable within 60 days.
(10) Includes 161,500 shares for options exercisable within 60 days.
(11) Includes 15,250 shares for options exercisable within 60 days.
(12) Includes 34,000 shares for options exercisable within 60 days.
(13) Includes 562,750 shares for options exercisable within 60 days.

                        EXECUTIVE COMPENSATION AND OTHER
                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

Remuneration of Officers and Others

  The following table and narrative text discusses compensation paid in the years ended December 31, 1999, 1998 and 1997 to the Company's Chief Executive Officer and the four other executive officers whose salary and bonus exceeded $100,000 for the year ended December 31, 1999 (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                                                 Long-Term
                                                        Annual Compensation                 Compensation Awards
                                             ---------------------------------------------------------------------------------------
                                                                                                          Securities
                                                                       Other Annual      Restricted       Underlying     All Other
Name and                                            Salary     Bonus   Compensation     Stock Awards        Options     Compensation
Principal Position                           Year    ($)        ($)      ($)(1)            ($)(2)            (#)           ($)(3)
------------------------------------------------------------------------------------------------------------------------------------
Robert G. Deuster
-----------------
Chairman, President and Chief Executive      1999   294,481   100,000   31,815                 0                  0         9,600
 Officer                                     1998   281,904   160,000   28,402                 0            100,000         9,600
                                             1997   265,000   335,000   21,520            87,500             15,000         9,550

Alain Danielo (4)
-----------------
Vice President and General Manager,          1999   162,078    15,747   11,999                 0                  0             0
 Industrial and Scientific Technologies      1998   161,883    13,500   11,862                 0             30,000             0
 Division, European Operations               1997   169,508    30,000    6,002            22,125              8,000             0

Robert C. Hewitt
----------------
Vice President, Chief Financial Officer      1999   184,461    37,670   21,225                 0                  0         9,600
 and Secretary                               1998   176,826    51,691   18,225                 0             30,000         9,600
                                             1997   169,208   102,201   15,213            17,500              4,000         9,550

Robert J. Phillippy
-------------------
Vice President and General Manager,          1999   163,978    69,427   17,601                 0                  0         9,600
 Industrial and Scientific Technologies      1998   156,904    69,115   14,601           133,750             25,000         9,600
 Division, US Operations                     1997   140,000    73,478    9,313            26,250              5,000         9,550

Gary J. Spiegel
---------------
Vice President, Sales                        1999   158,688    51,719   12,076                 0                  0         9,600
                                             1998   151,269    35,000    8,332                 0             30,000         9,600
                                             1997   142,692    78,071    2,495            26,250              4,000         9,015

(1) Other annual compensation for 1999 consists of the following:

                              Insurance   Automobile
                              Premiums    Allowance     Total
                              ---------   ----------   -------
     Robert G. Deuster          $19,815      $12,000   $31,815
     Alain Danielo                    0       11,999    11,999
     Robert C. Hewitt            11,025       10,200    21,225
     Robert J. Phillippy          7,401       10,200    17,601
     Gary J. Spiegel              8,676        3,400    12,076

(2) Restricted stock was granted on January 2, 1998 and January 2, 1997 and vests 25% two years after the grant and 25% per year thereafter. Amounts represent fair market value on grant dates. Dividends totaling $0.04 per share were paid on the restricted stock during 1999, the same rate as on the Common Stock. The number of shares and value of restricted stock holdings at December 31, 1999, based on fair market value of $45.75 per share, are as shown below:

                                  Number of         Share Value at
                              Shares Outstanding   December 31, 1999
                              ------------------   -----------------
     Robert G. Deuster                    17,500            $800,625
     Alain Danielo                         5,625             257,344
     Robert C. Hewitt                      5,750             263,062
     Robert J. Phillippy                  12,250             560,438
     Gary J. Spiegel                       4,500             205,875

(3) All other compensation for 1999 consists of contribution by the Company to the 401(k) plan for each Executive Officer except Mr. Danielo, who is not eligible to participate.

(4) Mr. Deuster joined the Company on May 1, 1996, as President and Chief Executive Officer upon the retirement of Mr. Schmidt from those positions. He became Chairman in June 1997.

(5) Mr. Danielo is paid in French francs. The U.S. dollar amounts have been calculated using the average rates for the respective years.

                       OPTION GRANTS IN LAST FISCAL YEAR

     There were no options granted to the Named Executive Officers during the year ending December 31, 1999.

               AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUE

     The following table sets forth certain information concerning the exercise of options by each of the Named Executive Officers during the year ended December 31, 1999, including the aggregate value of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1999. Also reported are the values for "in-the-money" options that represent the positive spread between the exercise price of existing stock options and the closing price of the Company's Common Stock as of December 31, 1999.

                                                           Number of Unexercised         Value of Unexercised
                                               Value             Options at              In-the-Money Options at
                          Shares Acquired    Realized         December 31, 1999         December 31, 1999 ($) (1)
         Name             on Exercise (#)       ($)      Exercisable   Unexercisable   Exercisable   Unexercisable
-----------------------   ----------------   ---------   -----------   -------------   -----------   -------------
Robert G. Deuster               - 0 -          - 0 -       107,500       107,500       3,796,250        3,608,750
Alain Danielo                   - 0 -          - 0 -        42,125        28,375       1,559,406          947,219
Robert C. Hewitt               12,500         82,000        69,750        25,750       2,594,000          849,625
Robert J. Phillippy             - 0 -          - 0 -        16,250        23,750         564,844          789,531
Gary J. Spiegel                 1,500         17,609        18,000        25,250         647,531          830,750

(1) Market value of underlying securities at exercise date or year end, as the case may be, minus the exercise or base price on "in-the-money" options. The closing sale price for the Company's Common Stock as of December 31, 1999, on the Nasdaq National Market was $45.75.

            PERFORMANCE GRAPH FOR FIVE YEARS ENDED DECEMBER 31, 1999
               Comparison of Five Year Cumulative Total Return of
  Newport Corporation with the Nasdaq National Market Index and the Scientific
     Instruments Index published by Media General Financial Services, Inc.

                             [GRAPH APPEARS HERE]

---------------------------------------------------------------------------------------------------------
                                                       1994     1995     1996     1997     1998     1999
                                                      ------   ------   ------   ------   ------   ------
Newport Corporation                                   100.00   105.36   115.58   183.67   220.93   600.08
Scientific Instruments Group Index                    100.00   137.35   160.36   198.48   199.57   322.44
Nasdaq National Market Index                          100.00   129.71   161.18   197.16   278.08   490.46
---------------------------------------------------------------------------------------------------------

     The graph compares the cumulative total shareholder return on a $100 investment in the Company's Common Stock for the five years ended December 31, 1999, with the cumulative total return on $100 invested in each of (i) the Nasdaq National Market Index and (ii) the Scientific Instruments Group Index published by Media General Financial Services, Inc. (A listing of the companies comprising this index is available from the Company.). The graph assumes all investments were made at market value on December 31, 1994 and the reinvestment of all dividends.

Compensation of Directors

     Each outside director is paid an annual fee of $12,000 and is reimbursed for expenses incurred in connection with attending Board meetings. In addition, each outside director is paid $1,000 for each Board meeting attended and $400 for each committee meeting attended, or $600 for the Committee Chairman. Also, each outside director receives annually, on January 1st, options for 4,000 shares of common stock which vest on the anniversary of the grant. Each new outside director receives options on 16,000 shares upon commencement of service as a director, which vest at the rate of 25% per year on each anniversary of the grant.

Employment Agreements

     The Company has entered into employment agreements with Messrs. Deuster, Danielo, Edwards, Hewitt, Petrescu, Phillippy and Spiegel providing for certain payments and benefits in the event their employment with the Company is terminated within two years of a change of control of the Company, unless such termination is as a result of death, disability or retirement of such officer or is a termination for cause. In such event, each of these officers may be entitled to a severance payment of a maximum of twelve months of such officer's highest salary during the one-year period preceding termination (with the exception of Mr. Deuster, who may be entitled to twenty-four months severance payment), plus a bonus payment equal to such officer's incentive compensation bonus paid under the Company's Incentive Plan, or other bonus plans, assuming 100% satisfaction of all performance goals. In addition, the officer would be entitled to the continuation of benefits under the Company's medical, dental and vision plans, and long-term disability insurance for two years, the removal of all restrictions on restricted stock held by the officer, the acceleration of vesting of all stock options, the payment of an amount equal to the difference between the exercise price and fair market price of stock options held by the officer and certain other benefits, including payment of an amount sufficient to offset any "excess parachute payment" excise tax payable by the officer pursuant to the provisions of the Internal Revenue Code or any comparable provision of state or foreign law.

Retirement Agreement

     Effective January 1, 1997, the Company entered into a twelve-month consulting agreement with Mr. Schmidt pursuant to which Mr. Schmidt provided advice and consultation regarding strategic planning, management, financial analysis, product planning and other corporate matters. The agreement provided for the payment of $100,000 for each twelve-month term, payable quarterly, which agreement was renewable annually at the option of the Board of Directors for a period not to exceed five years. The Board renewed such agreement for 1998 and 1999. The Compensation Committee of the Board terminated the agreement during January 2000. At that time the Compensation Committee granted Mr. Schmidt 3,013 shares of restricted stock which fully vest one year after the grant. In addition, the Company has agreed to pay for supplemental health care insurance for Mr. Schmidt for life. The Board also accelerated the vesting of a total of 33,750 unvested options held by Mr. Schmidt effective January 1, 1997.

Indemnification of Officers and Directors

     The Company has entered into agreements (the "Indemnification Agreements") with each officer and director of the Company providing for contractual protection of certain rights of indemnification by the Company.

     The Indemnification Agreements provide for indemnification of officers and directors to the fullest extent permitted by its Articles of Incorporation, By-Laws and applicable law. They cover all fees, expenses, liabilities and losses (including attorney's fees, judgments, fines, and amounts paid in any settlement approved by the Company) actually and reasonably incurred in connection with any investigation, claim, action, suit or proceeding to which the officer or director is a party by reason of any action or inaction in the officer's or director's capacity as an officer or director of the Company or by reason of the fact that the officer or director is or was serving as a director, officer, employee, agent or fiduciary of the Company, or of any subsidiary or division, or is or was serving at the request of the Company as the Company's representative with respect to another entity. Indemnification would not be available, however, for expenses and the payment of profits arising from the purchase and sale by the officer or director of securities in violation of
Section 16(b) of the Securities Exchange Act of 1934, as amended.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on the review of copies of such reports furnished to the Company and written representations that no other reports were required, during the years ended December 31, 1999 and 1998, there was compliance with all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent stockholders with the following exception: a Statement of Changes in Beneficial Ownership on Form 4 prepared on behalf of Gary J. Spiegel, an executive officer of the Company during such fiscal year, to report Mr. Spiegel's stock sale in August 1999, was not timely filed. The delinquent form was subsequently filed in October 1999.

                      REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Committee

     The Compensation Committee of the Board of Directors is comprised entirely of non-employee, independent directors, none of whom serve as an executive officer of any entity for which any executive officer of the Company serves as a director or a member of its compensation committee. The Committee is responsible for reviewing, recommending and approving changes to the Company's compensation policies and programs, as applicable to the Company's officers and senior personnel.

Compensation Policy and Objectives

     Our primary goal as members of the Compensation Committee is to assure that the compensation provided to executives is linked to the Company's business strategies and objectives, thereby aligning the financial interest of senior management with that of the stockholders. Beyond that, our priorities are to assure that the executive compensation programs enable the Company to attract, retain and motivate the high caliber executives required for the success of the business. These objectives are achieved through a variety of compensation programs, summarized below, which support the current and long-term performance of the business. The Company has not paid, and does not expect to pay, any qualifying compensation under Section 162(m) of the Internal Revenue Code.

Base Salary

     Base salaries for executive officers are determined by evaluating the responsibilities of the position and comparing it with similar executive positions in other companies in the Company's industry. The Committee reviews compensation surveys of similar companies and surveys of national scope encompassing electronics and other high technology organizations. The Company's compensation levels are set at approximately the 50th percentile, or market average. Individual salaries vary based upon the individual's performance and contributions to Company success, time on the job and internal equity. Annual salary adjustments are determined by individual performance within an annual budget approved by the Committee. During February 1999, the Committee approved increases averaging 4.9% and ranging from 3.0% to 6.0% effective January 1, 1999. In February 2000, the Committee reviewed executive salaries and approved increases averaging 6.6% and ranging from 1.0% to 12.6% effective January 1, 2000. The CEO's salary increase is separately determined and approved by the Committee.

Annual Incentives for Officers other than the Chief Executive Officer

     Officers have an opportunity to earn annual incentives ("Incentive Plan") based on performance targets. The Compensation Committee may also award bonuses in cases where such performance targets are not met if it determines that the circumstances warrant such action. During 1999, the Committee continued to use a combined management measure (CMM) that included operating income as the primary measure and also included a second measure related to working capital. The intent of the CMM is to provide an incentive for officers to control working capital. One executive officer had earnings per share as an additional measure for his annual incentive. Additionally, each officer has a discretionary portion of the annual incentive linked to achievement of individual non-financial goals. The target incentives for each officer range from 40% to 50% of annual salary. For over-achievement of goals, officers can earn up to 200% of the target incentive. For 1999, the Compensation Committee awarded incentive payments based upon performance to specific goals established at the beginning of the year, ranging from 20.5% to 105.8% of the target incentive to executive officers.

Long-Term Incentives

     To further align the interests of stockholders and managers, the Company grants stock options and restricted stock to its employees, including officers and executive officers. Stock options for a total of 193,700 shares were granted to approximately 134 employees including officers during 1999. The number of shares awarded is established based upon a recommendation by the employee's supervisor and approved by the Compensation Committee. The exercise price for stock options is the fair market value of the stock on the date of the grant. Options generally vest at a rate of 25% per year starting on the first anniversary date of the option grant. In November 1997, the Committee determined that it was desirable to establish greater management equity interest in the Company and decided that the grants to the executive officers for 1998 would be larger than normal with the intent that no additional options would be granted for a two-year period. No additional options were granted to Executive Officers in 1999 and a total of 115,000 options and restricted shares were granted to Executive Officers in January 2000.

Compensation of the Chief Executive Officer

     The Chief Executive Officer participates in the compensation program discussed above. His base salary is set, in the same way as other executive officers, as determined by comparable positions in companies of similar size and profitability to the Company in the marketplace. In February 1999, the Committee approved a 5.4% increase effective January 1, 1999. At its February 2000 meeting, the Compensation Committee approved a 13.7% increase effective January 1, 2000.

     Each year the Compensation Committee approves a performance based bonus plan for the Chief Executive Officer. For 1999, the incentive for Mr. Deuster was based on CMM, earnings per share targets and over-achievement incentives established prior to the beginning of the year. He also had a discretionary portion of the annual incentive linked to achievement of non-financial goals also determined prior to the beginning of the year. The Compensation Committee awarded an incentive payment totaling $100,000 based on the fact that Mr. Deuster had achieved the non-financial goals in the discretionary portion of the incentive. Because the financial goals of the incentive were not achieved in 1999, no payment was made for this portion of the incentive. In 1998 in order to establish greater management equity interest in the Company, the Committee decided that option grants that year for the Chief Executive Officer would be larger than normal with the intent of issuing no additional options for a two-year period; therefore no additional options were granted to Mr. Deuster in 1999. At its February 2000 meeting, the Compensation Committee awarded him options for 60,000 shares with a grant date of January 3, 2000.


Respectfully submitted,

R. Jack Aplin, Chairman
John T. Subak
Kenneth F. Potashner


     Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference previous or future filings, including the Proxy Statement, in whole or in part, the preceding report and the Performance Graph on page 8 shall not be incorporated by reference into any such filings.

                                 PROPOSAL TWO
                   AMENDMENT TO ARTICLES OF INCORPORATION TO
                INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES

  The Company's Articles of Incorporation currently authorize the issuance of twenty million (20,000,000) common shares. The Board of Directors on February 9, 2000, adopted a resolution proposing that the Articles of Incorporation be amended to increase the authorized number of common shares to seventy-five million (75,000,000), subject to stockholder approval of the amendment.

  The purpose of the proposed increase is to permit a 3-for-1 split of all of the outstanding shares of the Company's common stock and to make additional shares available for issuance from time to time as and when the Board of Directors deems it advisable. The proposed stock split was approved by the Board of Directors on February 9, 2000. The Board believes that the proposed 3-for-1 split in the common stock would result in a market price that should be more attractive to a broader spectrum of investors and therefore should benefit the Company and its stockholders.

  As of March 31, 2000, the Company had 9,391,047 shares of common stock outstanding and 1,882,170 shares of common stock reserved for issuance under its stock option and stock purchase plans. Based on these figures, immediately following the effectiveness of the stock split, of the 75,000,000 common shares which would be authorized, 28,173,141 shares would be issued and outstanding and 5,646,510 shares would be reserved for issuance under the Company's stock option and stock purchase plans. The Company's common stock does not have preemptive rights. The remaining shares, if so authorized, could be issued at the discretion of the Board of Directors without any further action by the stockholders, except as required by applicable law or regulation, in connection with acquisitions, future financings and other corporate purposes. The additional shares could also be used to render more difficult or prevent a merger, tender offer, proxy contest or other change in control of the Company. Such shares will only be issued upon a determination by the Board of Directors that a proposed issuance is in the best interests of the Company. Except for the stock split, the Board of Directors has no immediate plans, intentions, or commitments to issue additional shares of common stock in excess of the 20,000,000 shares currently authorized.

  The stock split would be accomplished by mailing a certificate to registered shareholders and by a credit through their respective broker for beneficial shareholders for two additional shares for each share held as of the close of business on the effective date of the split to each stockholder of record on that date. Each present certificate will continue to represent the number of shares shown on its face. Present certificates will not be exchanged for new certificates. Do not destroy your present certificates or return them to the Company or its transfer agent. If the proposed amendment is approved by the stockholders, the Company will apply to Nasdaq for the continued listing of the stock on an as-split basis. The split will become effective on the date on which the amendment to the Company's Certificate of Incorporation is accepted for filing by the Secretary of State of Nevada. This date is presently expected to be May 18, 2000. Stockholders of record at the close of business on that date will be entitled to receive two additional shares for each share then held. The Company expects to mail the certificates for the additional shares on May 31, 2000, or as soon thereafter as practicable. The Company has been advised by its tax counsel that, under U.S. federal income tax laws: the receipt of additional shares of common stock in the stock split will not constitute taxable income to the stockholders; the cost or other tax basis to a stockholder of each old share held immediately prior to the split will be divided equally among the corresponding three shares held immediately after the split; and the holding period for each of the three shares will include the period for which the corresponding old share was held. The laws of jurisdictions other than the United States may impose income taxes on the receipt by a stockholder of additional shares of common stock resulting from the split; stockholders are urged to consult their tax advisors.

  No change in total stockholder's equity would result from the stock split. In accordance with the terms of the company's stock option and employee stock purchase plans, appropriate adjustments would be made upon the stock split to the number of shares reserved for under such plans and the exercise prices and number of shares covering outstanding options.

The Board of Directors recommends a vote "FOR" this proposal.

  The Board of Directors recommends a vote "FOR" the proposal to amend the Company's Articles of Incorporation to increase the number of authorized shares of common stock from twenty million (20,000,000) to seventy-five million (75,000,000). The affirmative vote of the holders of a majority of outstanding common stock is necessary for approval of the proposal. Proxies received in response to this solicitation will be voted in favor of the Amendment unless otherwise specified in the proxy.

                                PROPOSAL THREE
                      APPOINTMENT OF INDEPENDENT AUDITORS

  Ernst & Young LLP was selected to audit the financial statements of the Company as of December 31, 1999, and for the year then ended, and has been selected by the Board of Directors to audit the financial statements of the Company for 2000. Nevada General Corporation Law does not require the approval of the selection of the independent auditors by the Company's stockholders, but in view of the importance of the financial statements to stockholders, the Board of Directors deems it desirable that stockholders pass upon the selection of auditors.

The Board of Directors recommends a vote "FOR" this proposal.

  Proxies received in response to this solicitation will be voted in favor of the approval of such firm unless otherwise specified in the Proxy. A representative of Ernst & Young LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if he so desires and will be available to respond to appropriate questions. If this proposal is not approved the Audit Committee shall reconsider the proposal and submit its recommendation to the Board of Directors.

                             STOCKHOLDER PROPOSALS

  Any stockholder desiring to submit a proposal for action at the 2001 Annual Meeting of Stockholders and presentation in the Company's proxy statement with respect to such meeting should arrange for such proposal to be delivered to the Company's offices, 1791 Deere Avenue, Irvine, California 92606, addressed to the Corporate Secretary, no later than December 18, 2000 in order to be considered for inclusion in the Company's proxy statement relating to the meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer. The Company anticipates that its next annual meeting will be held in May 2001.

  On May 21, 1998, the Securities and Exchange Commission adopted an amendment to Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934, as amended. The amendment to Rule 14a-4(c)(1) governs the Company's use of its discretionary proxy voting authority with respect to a stockholder proposal which is not addressed in the Company's proxy statement. The new amendment provides that if a proponent of a proposal fails to notify the Company at least 45 days prior to the month and day of mailing of the prior year's proxy statement, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

  With respect to the Company's 2001 Annual Meeting of Stockholders, a stockholder proposal not previously submitted for the Company's proxy statement may be submitted until March 2, 2001; thereafter, the Company will use its voting authority as described above.

                                 OTHER MATTERS

  The Company has enclosed with this Proxy Statement a copy of the Annual Report to Stockholders for the year ended December 31, 1999.

  Management knows of no other matters to come before the meeting. If, however, any other matter properly comes before the meeting, the persons named in the enclosed Proxy form will vote in accordance with their judgment upon such matter.

  Stockholders who do not expect to attend in person are urged to promptly execute and return the enclosed Proxy.

                                    By order of the Board of Directors



                                    Robert C. Hewitt
                                    Secretary
Irvine, California
April 14, 1999

PROXY

                              NEWPORT CORPORATION
                  1791 Deere Avenue, Irvine, California 92606
            Proxy for Annual Meeting of Stockholders - May 17, 2000

         (This Proxy is Solicited on Behalf of the Board of Directors)

     The undersigned hereby appoint ROBERT G. DEUSTER and ROBERT C. HEWITT, and each of them, as proxy or proxies for the undersigned, with full power of substitution, who may act by unanimous vote of said proxies or their substitutes as shall be present at the meeting, or, if only one be present, then the one shall have all the powers hereunder, to represent and to vote, as designated on the other side (If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3), all of the shares of Newport Corporation (the "Company") standing in the name of the undersigned on March 31, 2000, at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 17, 2000, at 10:00 a.m. at the Company's Corporate Headquarters, 1791 Deere Avenue, Irvine, California 92606, and any adjournment thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

       (Continued, and to be marked, dated and signed, on the other side)

--------------------------------------------------------------------------------

                                                                   Please mark
                                                                  your votes as
                                                                  indicated in
                                                                  this example

The Board of Directors recommends a vote FOR Items 1, 2 and 3.

                                            WITHHELD
                                    FOR      FOR ALL                                         FOR  AGAINST  ABSTAIN
ITEM 1- ELECTION OF DIRECTORS                             ITEM 2 - AMENDMENT TO ARTICLES
        Nominees:                                                  OF INCORPORATION TO
        Class IV:  R. Jack Aplin                                   INCREASE THE NUMBER OF
                   Richard E. Schmidt                              AUTHORIZED COMMON
                                                                   SHARES
WITHHELD FOR: (Write that nominee's name
in the space provided below).
_____________________________________-

                                    FOR     AGAINST      ABSTAIN
ITEM 3 -  APPOINTMENT OF
          INDEPENDENT AUDITORS


Signature(s) ________________________________________________________________ Date  ____________________
       NOTE: Please sign as name appears hereon.  Joint owners should each sign.
       When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by president or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

--------------------------------------------------------------------------------